Exhibit 5.0
[letterhead of LeClairRyan]
August 21, 2009
The Board of Directors
Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
Gentlemen:
          We have acted as counsel to Fauquier Bankshares, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement registers 350,000 Stock Incentive Plan (the “Plan”).
          We have examined the Registration Statement and such corporate records, certificates and other documents as we deemed necessary for the purpose of this opinion. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.
          Based upon and subject to the foregoing, it is our opinion that the 350,000 shares of common stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be legally issued, fully paid and non-assessable.
          We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ LeClairRyan, A Professional Corporation